Exhibit 23.1

December 3, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Helpeo Inc. on Form S-1/A of our audit report, dated June 23, 2010 for the balance sheet as of May 31, 2010 and the related statements of operations, stockholders’ equity, and cash flows from inception (January 19, 2010) through May 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

Henderson, NV
December 3, 2010